Exhibit 99.1 Streamline Health Solutions, Inc. Press Release dated April 27, 2011.
News Release
Visit our web site at: www.streamlinehealth.net
STREAMLINE HEALTH APPOINTS STEPHEN H. MURDOCK,
CPA AS CHIEF FINANCIAL OFFICER
Cincinnati, Ohio — April 27, 2011 — Streamline Health Solutions, Inc. (NasdaqCM: STRM), a leading provider of document workflow solutions for hospitals, announced today that Stephen H. Murdock, CPA has been appointed Chief Financial Officer of Streamline Health Solutions effective April 29, 2011. Mr. Murdock has extensive financial executive experience in a career spanning 30 years, including systems implementation, mergers and acquisitions, budgeting, forecasting, and equity and debt capital financing transactions.
Most recently Mr. Murdock served as an independent capital financing consultant on a number of major projects in the municipal infrastructure sector, the healthcare sector, and has provided chief financial officer services to a number of private companies. Previously Mr. Murdock served as chief financial officer of Orion HealthCorp, Inc., a publicly-traded company providing practice management services to physicians and physician practices including billing, collections, coding and reimbursement services, managed care contract services, as well as accounting and bookkeeping services. Mr. Murdock has also served as chief financial officer for Nations Healthcare, Inc. and Visiting Nurse Health System, Inc. He holds a Bachelor of Science degree in Accounting from Liberty University and is a certified public accountant in the state of Georgia.
Robert Watson, president and chief executive officer of Streamline Health, commented, “I’m pleased to announce the appointment of Steve Murdock as the new Chief Financial Officer of Streamline Health. Steve has broad experience in all facets of corporate financial management, as well as public company experience. His knowledge and leadership will be instrumental in the coming years as we leverage the assets of this company — including our technology, our tier-one client base, and our talented pool of human capital to elevate Streamline Health into a leadership position in our industry.”
Mr. Watson continued, “I am also pleased to announce that Don Vick, our interim chief financial officer, will transition to a new role at the company as Director — Sales and Operations Analytics. Don has an intimate knowledge of the operations of Streamline Health and will provide valuable leadership and analytic data as we work to become a forward-looking company that can, and will, participate in every bidding opportunity in order to drive sales on a consistent basis.”
“I’m looking forward to joining the dynamic management team that Bob Watson is assembling at Streamline Health,” said Mr. Murdock. “I believe, as does Bob, that Streamline Health represents an outstanding opportunity to build an emerging market leader that can deliver increased operational and financial efficiencies to healthcare organizations throughout the United States and internationally. I am excited to work with the entire Streamline Health team to achieve the aggressive goals that Bob has established for the Company going forward.”

In connection with Mr. Murdock’s hiring, he will receive 10,000 shares of Streamline Health common stock. Mr. Murdock will also receive an option grant for 100,000 shares of Streamline Health common stock, with an exercise price equal to the greater of $2.00 per share or the fair market value of a share of Streamline Health common stock on the date of grant. This option will vest during the first three years of employment. The share and option awards described in this paragraph are inducement grants, pursuant to Nasdaq Marketplace Rule 5635(c)(4).
About Streamline Health
Streamline Health is a leading supplier of document workflow and document management tools, applications and services that assist strategic business partners and healthcare organizations to improve operational efficiencies through business process optimization. The Company provides integrated tools and technologies for automating document-intensive environments, including document workflow, document management, e-forms, connectivity, optical character recognition (OCR) and business process integration.
Streamline Health’s technology creates a permanent document-based repository of historical health information that is complementary to and can be seamlessly integrated with existing disparate clinical, financial and administrative information systems, providing convenient electronic access to all forms of patient information from any location, including secure web-based access. For additional information, please visit our website at http://www.streamlinehealth.net.
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995
Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties and are no guarantee of future performance. The forward looking statements contained herein are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the timing of contract negotiations and execution of contracts and the related timing of the revenue recognition related thereto, the potential cancellation of existing contracts or clients not completing projects included in the backlog, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell the Company’s products, the ability of the Company to control costs, availability of products obtained from third party vendors, the healthcare regulatory environment, potential changes in legislation, regulation and government funding affecting the healthcare industry, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accountings Standards Board or other similar entities, changes in economic, business and market conditions impacting the healthcare industry, the markets in which the Company operates and nationally, and the Company’s ability to maintain compliance with the terms of its credit facilities, and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Contact:	Investor Contact:
Streamline Health Solutions	Lytham Partners, LLC
Erica Ryan	Joe Diaz, Robert Blum, Joe Dorame
Director of Marketing Communications	(602) 889-9700
(513) 794-7100	strm@lythampartners.com
erica.ryan@streamlinehealth.net